Exhibit 99.1
                           Zarlink Semiconductor Inc.
                     (incorporated under the laws of Canada)
                           CONSOLIDATED BALANCE SHEETS
                     (in millions of U.S. dollars, CDN GAAP)

                                                    September 27,     March 29,
                                                       2002             2002
                                                    -------------     ---------
ASSETS                                              (Unaudited)

Current assets:
  Cash and cash equivalents                            $ 67.9          $ 75.6
  Short-term investments                                 64.8            78.8
  Trade accounts receivable                              27.6            26.9
  Other receivables                                       3.5             5.5
  Inventories                                            27.9            32.6
  Future income tax assets                                2.3             4.0
  Prepaid expenses and other                             10.5            11.7
                                                       ------          ------
                                                        204.5           235.1
Fixed assets - net                                       64.1            65.7
Long-term receivables                                    14.9            29.7
Long-term investments                                    14.6            14.1
Other assets                                             19.5             2.7
                                                       ------          ------
                                                       $317.6          $347.3
                                                       ======          ======
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                               $ 10.8          $ 14.6
  Employee-related payables                              12.1            12.8
  Income and other taxes payable                          8.7             5.9
  Provisions for exit activities                         14.3            19.8
  Other accrued liabilities                              14.5            18.9
  Deferred revenue                                        2.5             2.0
  Current portion of long-term debt                       1.1             2.1
                                                       ------          ------
                                                         64.0            76.1
Long-term debt                                            0.3             0.7
Pension liability                                        16.8            14.9
Future income tax liabilities                             6.2             8.3
                                                       ------          ------
                                                         87.3           100.0
                                                       ------          ------
Shareholders' equity:
  Redeemable preferred shares, unlimited
    shares authorized; 1,526,000 shares
    issued and outstanding
    (March 29, 2002 - 1,558,700)                         22.2            22.6
  Common shares, unlimited shares
    authorized; no par value; 127,191,316
    shares issued and outstanding
    (March 29, 2002 - 127,082,123)                      407.6           407.1
  Contributed surplus                                     5.8             5.8
  Deficit                                              (214.7)         (189.1)
  Translation account                                     9.4             0.9
                                                       ------          ------
                                                        230.3           247.3
                                                       ------          ------
                                                       $317.6          $347.3
                                                       ======          ======

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                   CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)
                                   (Unaudited)

                                                     Three Months Ended         Six Months Ended
                                                   ----------------------    ----------------------
                                                   Sept. 27,    Sept. 28,    Sept. 27,    Sept. 28,
                                                     2002          2001        2002         2001
                                                   ---------    ---------    ---------    ---------
Revenue                                             $  46.2      $  49.1      $  94.2      $ 115.6
Cost of revenue                                        25.9         34.3         51.8         97.1
                                                    -------      -------      -------      -------
Gross margin                                           20.3         14.8         42.4         18.5
                                                    -------      -------      -------      -------
Expenses:
  Research and development                             22.8         19.7         43.5         41.9
  Selling and administrative                           11.9         13.5         24.8         27.5
  Special charge                                         --           --           --         33.9
  Amortization of acquired intangibles                   --          3.4           --         13.4
                                                    -------      -------      -------      -------
                                                       34.7         36.6         68.3        116.7
                                                    -------      -------      -------      -------
Loss from operations                                  (14.4)       (21.8)       (25.9)       (98.2)
Other income (expense) - net                            2.6          0.6          3.0          2.1
Interest expense                                       (0.3)        (0.2)        (0.4)        (0.4)
                                                    -------      -------      -------      -------
Loss before income taxes                              (12.1)       (21.4)       (23.3)       (96.5)
Income tax (expense) recovery                          (1.1)         0.4         (1.3)         1.9
                                                    -------      -------      -------      -------
Net loss for the period                               (13.2)       (21.0)       (24.6)       (94.6)

Deficit, beginning of period                         (201.0)      (110.9)      (189.1)       (36.8)
                                                    -------      -------      -------      -------
                                                     (214.2)      (131.9)      (213.7)      (131.4)
Dividends on preferred shares                          (0.5)        (0.5)        (1.0)        (1.0)
                                                    -------      -------      -------      -------
Deficit, end of period                              $(214.7)     $(132.4)     $(214.7)     $(132.4)
                                                    =======      =======      =======      =======
Net loss attributable to common shareholders
  after preferred share dividends                   $ (13.7)     $ (21.5)     $ (25.6)     $ (95.6)
                                                    =======      =======      =======      =======
Net loss per common share:
      Basic and diluted                             $ (0.11)     $ (0.17)     $ (0.20)     $ (0.76)
                                                    =======      =======      =======      =======
Weighted average number of common shares
  outstanding (millions):
      Basic and diluted                               127.2        125.6        126.9        125.4
                                                    =======      =======      =======      =======

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (in millions of U.S. dollars, CDN GAAP)
                                   (Unaudited)

                                                       Three Months Ended        Six Months Ended
                                                     ----------------------   ----------------------
                                                     Sept. 27,    Sept. 28,    Sept. 27,   Sept. 28,
                                                       2002         2001         2002        2001
                                                     ---------   ----------   ----------  ----------
Cash flows from operating activities:
  Net loss for the period                             $(13.2)     $(21.0)      $ (24.6)     $(94.6)
  Depreciation and amortization                          4.8         9.8           9.2        28.0
  Special charges, non-cash                               --          --            --         1.1
  Gain (loss) on disposal of fixed assets                 --        (0.1)           --         0.3
  Inventory write-down                                    --          --            --        28.4
  Future income taxes                                     --         6.1            --        (1.0)
  Change in pension liability                             --         0.1            --         0.3
  Investment tax credits                                  --        (2.5)           --          --
  Equity loss in investment                               --         0.9            --         1.4
  Decrease (increase) in working capital
      Trade accounts and other receivables               1.1         9.0           3.0        18.8
      Inventories                                        4.3         6.6           7.1         3.3
      Prepaid expenses and other                         0.4        (1.7)          2.4         0.7
      Trade accounts payable and other
        accrued liabilities                            (10.2)      (22.2)        (14.8)      (12.3)
      Deferred revenue                                   0.4        (0.1)          0.3         0.1
                                                      ------      ------       -------      ------
Cash used in operating activities                      (12.4)      (15.1)        (17.4)      (25.5)
                                                      ------      ------       -------      ------
Cash flows from investing activities:
      Purchased short-term investments                 (60.5)         --        (146.5)         --
      Matured short-term investments                   114.9          --         161.7          --
      Proceeds from disposal of fixed
        and other assets                                 0.4         0.2           0.4         0.2
      Expenditures for fixed and other assets           (1.6)       (8.0)         (4.3)      (22.3)
      Increase in long-term investments                   --          --          (0.4)       (2.0)
      Proceeds from repayment of note receivable          --         4.4            --         4.4
      Proceeds from sale of discontinued
        operations (net)                                  --          --            --         1.3
                                                      ------      ------       -------      ------
Cash provided by (used in) investing
  activities                                            53.2        (3.4)         10.9       (18.4)
                                                      ------      ------       -------      ------
Cash flows from financing activities:
      Increase (repayment) of long-term debt              --         0.1            --        (0.9)
      Repayment of capital lease liabilities            (0.8)       (1.3)         (1.4)       (2.6)
      Payment of dividends on preferred shares          (0.5)       (0.5)         (1.0)       (1.0)
      Issue of common shares                              --         1.6           0.5         2.0
      Repurchase of preferred shares                    (0.2)       (0.2)         (0.4)       (0.5)
                                                      ------      ------       -------      ------
Cash used in financing activities                       (1.5)       (0.3)         (2.3)       (3.0)
                                                      ------      ------       -------      ------
Effect of currency translation on
  cash and cash equivalents                             (2.3)        1.0           1.1        (0.4)
                                                      ------      ------       -------      ------
Increase (decrease) in cash and
  cash equivalents                                      37.0       (17.8)         (7.7)      (47.3)

Cash and cash equivalents,
  beginning of period                                   30.9       150.2          75.6       179.7
                                                      ------      ------       -------      ------

Cash and cash equivalents,
  end of period                                       $ 67.9      $132.4       $  67.9      $132.4
                                                      ======      ======       =======      ======

        (See accompanying notes to the consolidated financial statements)

                           ZARLINK SEMICONDUCTOR INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)
                                   (Unaudited)

1.    Basis of Presentation

      These unaudited interim consolidated financial statements have been prepared by Zarlink Semiconductor Inc. ("Zarlink" or the "Company") in United States (U.S.) dollars, unless otherwise stated, and in accordance with accounting principles generally accepted in Canada for interim financial statements and with the instructions to Form 10-Q and Regulation S-X pertaining to interim financial statements. Accordingly, these interim consolidated financial statements do not include all information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. In the opinion of management of the Company, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at September 27, 2002 and the results of operations and cash flows of the Company for the three and six month periods ended September 27, 2002 and September 28, 2001, respectively, in accordance with Canadian GAAP, applied on a consistent basis. The consolidated financial statements include the accounts of Zarlink and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated. Separate U.S. GAAP financial statements are also prepared and presented to shareholders.

      These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Canadian Consolidated Financial Statements for the year ended March 29, 2002. The Company's fiscal year-end is the last Friday in March.

      The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year or future periods.

2.    Change in accounting policies

      (a)   Accounting for goodwill and other intangible assets

      In June 2001, the Canadian Institute of Chartered Accountants ("CICA") issued new Handbook sections 1581, Business Combinations and 3062, Goodwill and Other Intangible Assets ("the pronouncements"), effective for the company's fiscal year beginning March 30, 2002. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the pronouncements. Other intangible assets will continue to be amortized over their useful lives. The Company adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of Fiscal 2003. The adoption of Section 3062 did not have a material impact on the Company's financial position, as it does not possess goodwill or intangible assets with indefinite lives.

      (b)   Business combinations

      On March 30, 2002, the Company implemented, on a prospective basis, CICA Handbook Section 1581, Business Combinations. As a result, all business combinations initiated in the future will be accounted for under the purchase method. The adoption of Section 1581 did not have any material impact on the Company's financial position or cash flows.

      The impact of Sections 1581 and 3062 on net loss and net loss per common share if the standards had been in effect for the comparative prior period is as follows:

                                   Three Months Ended       Six Months Ended
                                   --------------------   ---------------------
                                   Sept. 27,   Sept. 28,   Sept. 27,   Sept. 28,
                                     2002        2001        2002        2001
                                   --------   ---------   ---------   ---------
Net loss, as reported                $(13.2)    $(21.0)     $(24.6)    $(94.6)
Adjustments:
  Amortization of goodwill               --         --          --        5.1
                                     ------     ------      ------     ------
                                     $(13.2)    $(21.0)     $(24.6)    $(89.5)
                                     ======     ======      ======     ======
Basic and diluted net loss per
  common share, as reported
                                      (0.11)    $(0.17)      (0.20)    $(0.76)
                                     ======     ======      ======     ======
Basic and diluted net loss
  per common share, adjusted
                                      (0.11)    $(0.17)      (0.20)    $(0.71)
                                     ======     ======      ======     ======

      (c)   Stock-based compensation

      Effective March 30, 2002, the Company adopted CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments" ("Section 3870"). Section 3870 establishes standards for the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services and applies to transactions, including non-reciprocal transactions, in which an enterprise grants common shares, stock options, or other equity instruments, or incurs liabilities based on the price of common shares or other equity instruments. Section 3870 outlines a fair value based method of accounting required for certain stock-based transactions, effective January 1, 2002 and applied to awards granted on or after that date. As permitted by Section 3870, the Company did not adopt the provisions in respect of the fair value method of accounting for all of its employee stock-based compensation and was not affected by the requirements to account for the fair value of certain other stock-based transactions. The Company does not recognize compensation when options are granted to employees and directors and the plans have no cash compensation features.

      As a result of following the CICA's Emerging Issues Committee Abstract 98 "Stock-Based Compensation Plans - Disclosures", the Company provided the majority of the disclosure required by Section 3870 in the Fiscal 2002 Annual Report. During the period ended September 27, 2002, there was no impact on the Company's financial position, results of operations and cash flows. The additional disclosure required by Section 3870 as a result of the Company not adopting the fair value method of accounting provisions for employee stock-based compensation has been provided retroactively (see note 8).

3.    Inventories

                                           September 27,            March 29,
                                               2002                   2002
                                           -------------            ---------
Raw materials                                  $ 2.7                  $ 2.4
Work-in-process                                 23.5                   20.8
Finished goods                                   1.7                    9.4
                                               -----                  -----
                                               $27.9                  $32.6
                                               =====                  =====

4.    Fixed assets

                                           September 27,            March 29,
                                               2002                   2002
                                           -------------            ---------
Cost                                          $171.6                 $163.0
Accumulated depreciation                      (107.5)                 (97.3)
                                              ------                 ------
                                              $ 64.1                 $ 65.7
                                              ======                 ======

      The comparative gross amounts of cost and accumulated amortization have each been adjusted by $57.9 to properly reflect the disposition of certain fixed assets. There was no impact to the previously reported net fixed assets.

5.    Long-term investments

      As at September 27, 2002, the Company had investments in private companies with a carrying value of $14.6 (March 29, 2002 - $14.1). On October 3, 2002, the Company sold its investment in DALSA Semiconductor Inc. ("DALSA") for cash proceeds of $4.1. As a result of the sale, the Company will record a gain of $0.7 in the third quarter of Fiscal 2003 (see Note
      12). Following the sale, the carrying value of the Company's remaining long-term investments approximated $11.2, of which $10.8 represents the Company's nine percent interest in Mitel Networks Corporation.

      Management periodically reviews the Company's investments to determine if there has been other than a temporary decline in the market value of these investments below the carrying value. When management performs future assessments of its investments in the coming quarters, a decline in the value of these companies may require the Company to recognize impairment on the remaining value of its investments which could be material.

6.    Provisions for exit activities

                                                        September 27,  March 29,
                                                            2002        2002
                                                        -------------  --------
Restructuring provisions                                   $ 5.5        $ 7.9
Provision for disposal of discontinued operations            3.9          5.8
Provision for disposal of foundry businesses                 4.9          6.1
                                                           -----        -----
                                                           $14.3        $19.8
                                                           -----        -----

7.    Redeemable Preferred Shares

      There were 27,700 preferred shares purchased during the six months ended September 27, 2002 for cash consideration of $0.4. The transfer agent cancelled 32,700 shares in the first half of Fiscal 2003, of which 5,000 shares were repurchased in the fourth quarter of Fiscal 2002. As at September 27, 2002, all repurchased preferred shares were cancelled.

      During the second quarter, the dividend declared and paid on the redeemable preferred shares was $0.32 (Cdn $0.50) per share, resulting in a cumulative dividend of $0.64 (Cdn$1.00) per share for the first half of Fiscal 2003.

8.    Capital stock

      a) The Company has not declared or paid any dividends on its common shares.

      b) On June 6, 2002, the Company announced its intention to continue its normal course issuer bid program for up to 6,358,203 common shares (5 percent of 127,164,078 common shares issued and outstanding at May 31, 2002) between June 10, 2002 and June 9, 2003. All repurchased shares will be cancelled. During the six months ended September 27, 2002, no shares were repurchased under the normal course issuer bid program.

      c)    A summary of the Company's stock option activity is as follows:

                                                       Six Months Ended
                                             -----------------------------------
                                              September 27,        September 28,
                                                  2002                 2001
                                              -------------        ------------
Outstanding Options:
Balance, beginning of period                    10,914,962            9,464,693
Granted                                            357,300            1,586,500
Exercised                                         (109,193)            (435,689)
Forfeited                                       (1,476,966)            (902,069)
                                               -----------          -----------
Balance, end of period                           9,686,103            9,713,435
                                               ===========          ===========

      On August 14, 2002, 1,136,778 unexercised stock options held by former employees of the discontinued Systems business expired in accordance with the terms of the sales agreement. The options were returned to the pool of options available for grant. Available for grant at September 27, 2002 were 4,930,576 (March 29, 2002 - 3,810,910) common shares. The exercise price on outstanding stock options ranges from $1.77 to $24.95 per share with exercise periods extending to September 2008. The exercise price of stock options was based on prices in Canadian dollars translated at the U.S. dollar exchange rate on September 27, 2002.

      d) The net loss per common share figures were calculated based on net loss after the deduction of preferred share dividends and using the weighted monthly average number of shares outstanding during the respective periods. Diluted earnings per share is computed in accordance with the treasury stock method based on the average number of common shares and dilutive common share equivalents.

      The  following  common  share   equivalents  have  been  excluded  in  the
      computation for diluted earnings per share because they were anti-dilutive due to the reported net loss for the periods presented.

                                   Three Months Ended       Six Months Ended
                                   --------------------   ---------------------
                                   Sept. 27,   Sept. 28,   Sept. 27,   Sept. 28,
                                     2002        2001        2002         2001
                                   --------   ---------   ---------    ---------
Stock options                       41,054    1,426,875     208,942    1,366,492
Restricted shares                       --      771,120          --      771,120
                                    ------    ---------     -------    ---------
Total                               41,054    2,197,995     208,942    2,137,612
                                    ======    =========     =======    =========

      The following options were excluded in the computation of common share equivalents because the options' exercise price exceeded the average market price of the common shares:

                               Three Months Ended        Six Months Ended
                               --------------------    ---------------------
                               Sept. 27,   Sept. 28,    Sept. 27,   Sept. 28,
                                 2002        2001         2002         2001
                               --------   ---------    ---------    ---------
Number of outstanding
  options                      9,420,728   5,306,179    8,219,274    5,714,179

Average exercise price
  per share                   $    9.03   $    10.47   $     9.65   $    10.35

      e) Pro Forma financial information required by Section 3870 has been determined as if the Company had accounted for its employee stock options using the Black-Scholes fair value option pricing model with the following weighted-average assumptions for the three and six month periods ended September 27, 2002 and September 28, 2001:

                                Three Months Ended        Six Months Ended
                               ---------------------    ---------------------
                               Sept. 27,    Sept. 28,    Sept. 27,   Sept. 28,
                                 2002         2001         2002         2001
                               --------    ---------    ---------    ---------
Pro Forma  net loss
  attributable to common
  shareholders after
  preferred dividends         $   (17.1)  $   (29.0)     $   (32.3)   $  (106.1)

Pro Forma net loss per
  common share:
  Basic and diluted           $   (0.13)  $    0.23)     $   (0.25)   $   (0.85)

Weighted average fair value
  price of the options        $     3.37  $     3.60     $     3.37   $     3.60

Risk free interest rate            3.69%       4.44%          3.69%        4.44%
Dividend yield                       Nil         Nil            Nil          Nil
Volatility factor of the
  expected market price of
  the Company's common stock       0.628       0.574          0.628        0.574
Weighted-average expected
  life of the options          3.0 years   4.0 years      3.0 years    4.0 years

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of Pro Forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

9.    Inventory write-down and special charge

      First Quarter of Fiscal 2002

      In the first quarter of Fiscal 2002, the Company reviewed its inventory requirements for the succeeding 12 months in light of the semiconductor industry-wide slowdown and higher channel inventories. As a result of this review, the Company recorded an excess inventory charge to cost of sales amounting to $28.4 for inventories estimated to be beyond its needs for the following 12 months.

      In the first quarter of Fiscal 2002 and in response to the industry downturn, the Company implemented a cost-containment plan in order to preserve cash resources. The cost-containment plan included a workforce reduction of the Company's total employee base by 439 employees, globally across all job categories, which was completed by the end of Fiscal 2002. The total cost of the first quarter Fiscal 2002 workforce reduction program was estimated to be $25.0.

      As a result of the workforce reduction program and consolidating design activity, the Company took steps to provide for excess leased facilities in Canada, the United States, the United Kingdom, and the Far East. The cost of the lease and contract settlements amounted to $8.9 in the first quarter of Fiscal 2002.

      The total of these pre-tax special charges amounted to $33.9 in the first quarter of Fiscal 2002. In the fourth quarter of Fiscal 2002, $3.1 of the first quarter special charge was reversed due to savings on the workforce reduction program and to the subsequent sub-letting of vacant space in Irvine, California.

      The following summarizes the activity related to the March 29, 2002 restructuring liability during the first half of Fiscal 2003:

                                                            Excess
                                              Workforce     Lease
                                              Reduction     Costs       Total
                                              =========     ======      =====
Provision balance as at March 29, 2002          $ 2.9       $ 5.0       $ 7.9
  Cash draw-downs during Q1 2003                 (0.5)       (0.3)       (0.8)
  Cash draw-downs during Q2 2003                 (0.4)       (0.7)       (1.1)
  Non-cash draw-downs during Q2 2003               --        (0.5)       (0.5)
                                                -----       -----       -----
Provision balance as at September 27, 2002      $ 2.0       $ 3.5       $ 5.5
                                                =====       =====       =====

      All of the liability relating to the workforce reduction is in respect of the fourth quarter Fiscal 2002 restructuring program.

10.   Other income (expense) - net

                                 Three Months Ended        Six Months Ended
                               ----------------------   ----------------------
                               Sept. 27,    Sept. 28,    Sept. 27,   Sept. 28,
                                 2002         2001         2002         2001
                               ---------   ----------   ----------   ---------
Interest income                  $1.0        $ 1.5         $1.9        $ 3.6
Foreign exchange gain (loss)      1.6           --          1.1         (0.1)
Equity loss in Optenia, Inc.       --         (0.9)          --         (1.4)
                                 ----        -----         ----        -----
Other income (expense) (net)     $2.6        $ 0.6         $3.0        $ 2.1
                                 ====        =====         ====        =====

11.   Information on business segments

      The Company's reportable business segments are comprised of the Communications and Medical groups. Reportable segments are business units that offer different products and services and are managed separately because of these differences.

      The Communications business specializes in broadband connectivity solutions over wired, wireless and optical media. The Communications business includes network access products that provide connectivity to the enterprise and metro segments such as feeder, aggregation and transmission applications and those that address the multi-protocol physical and network layers. In addition, the Communications business includes user access products that allow users to connect to the network. These products include wireless and infotainment applications. Network access products accounted for $29.4 and $57.8, in revenue in the three and six months ended September 27, 2002, respectively (three and six months ended September 28, 2001 - $25.9 and $60.9, respectively). User access products accounted for $10.4 and $23.0 in revenue in the three and six months ended September 27, 2002, respectively (three and six months ended September 28, 2001 - $16.0 and $38.4, respectively).

      The  Medical  business   provides  ultra  low  power  ASIC  solutions  for
      applications such as pacemakers, hearing aids and portable instruments.

      The Company evaluates the performance of each business segment and allocates resources based on operating income, which excludes any intersegment sales of products and services. The Company does not allocate stock compensation expense, special charges or gains, interest income or interest expense or income taxes to its reportable segments. In addition, total assets are not allocated to each segment; however, depreciation of fixed assets is allocated to the segments based on the asset usage. The accounting policies of the reportable segments are the same as those of the Company as reflected in the consolidated financial statements.

                                                                         Unallocated
Three Months Ended Sept. 27, 2002             Communications   Medical      Costs        Total
                                              --------------   -------   -----------   ---------
Revenue                                           $ 39.8        $ 6.4        $ --       $ 46.2
Depreciation of buildings and equipment              4.3           --          --          4.3
Segment's operating loss                           (13.0)        (1.4)         --        (14.4)

                                                                         Unallocated
Three Months Ended Sept. 28, 2001             Communications   Medical      Costs        Total
                                              --------------   -------   -----------   ---------
Revenue                                           $ 41.9         $7.2        $ --        $ 49.1
Depreciation of buildings and equipment              6.4          0.1          --           6.5
Amortization of acquired intangibles                 3.4           --          --           3.4
Segment's operating income (loss)                  (24.3)         2.5          --         (21.8)

                                                                         Unallocated
Six Months Ended Sept. 27, 2002               Communications   Medical      Costs        Total
                                              --------------   -------   -----------   ---------
Revenue                                           $ 80.8        $13.4        $ --        $ 94.2
Depreciation of buildings and equipment              8.5          0.1          --           8.6
Segment's operating loss                           (24.5)        (1.4)         --         (25.9)

                                                                         Unallocated
Six Months Ended Sept. 28, 2001               Communications   Medical      Costs        Total
                                              --------------   -------   -----------   ---------
Revenue                                           $ 99.3        $16.3      $   --        $115.6
Depreciation of buildings and equipment             14.5          0.1          --          14.6
Amortization of acquired intangibles                13.4           --          --          13.4
Special charge                                        --           --        33.9          33.9
Segment's operating income (loss)                  (69.2)         4.9       (33.9)        (98.2)

12.   Subsequent events

      (a) On October 3, 2002, the Company sold its entire 19.9 percent interest in DALSA Semiconductor Inc. to DALSA for cash proceeds of $4.1 (Cdn$6.5). The Company will record a gain of approximately $0.7 in the third quarter of Fiscal 2003.

      (b) On October 17, 2002, the Company announced that it is withdrawing from the VDSL (Very high rate Digital Subscriber Line) market in order to concentrate its R&D resources on higher and more immediate growth opportunities. The company is ceasing all VDSL product development, resulting in certain layoffs in its Network Access group, based in Ottawa. Costs related to these and other layoffs approximate $3.6 and will be expensed and paid in the third quarter of Fiscal 2003. The company does not expect this action to impact revenues.

13.   Comparative figures

      Certain of the Fiscal 2002 comparative figures have been reclassified to conform to the presentation adopted in Fiscal 2003.